EXHIBIT 10.16

ENGINEERING SERVICES AGREEMENT

This Agreement (“Agreement”) executed as of November 1, 2011 (“Contract Date”), by and between AirTouch, Inc. (“Company”) and AirTouch Labs, Inc, (“Contractor”).

Company and Contractor agree as follows:

1.           Contract Service

The Contractor will provide hardware and software wireless communication device engineering services as necessary to bring the Company’s product line of wireless telecommunication devices to market beginning with management and completion of the contract that Company with SilverPlus.

2.           Term of Contract

The term of this contract shall be for a period of one year from the Contract Date.

3.           Termination

This Agreement may be terminated for any reason by Company upon thirty (30) days prior written notice at any time during the period of performance without penalty to Company.  Upon receipt of notice of termination or partial termination from Company, Contractor shall immediately cease performance of the services to the extent set forth in the termination notice and shall take all reasonable steps to minimize costs relating to such termination.  Company shall pay for services properly rendered through the date of termination.

4.           Compensation

In consideration of services performed, Company shall pay Contractor a fixed rate of $54,750 per month.  Contractor is not authorized to make expenditures or incur obligations on behalf of the Company without prior approval from the Company.

Contractor agrees to submit invoices on a monthly basis.  Invoices are due upon receipt.

5.           Other Provisions

All changes to the scope of the services under this contract shall be in writing.

Company understands that Contractor may be engaged by one or more other institutions for Contractor’s services.

6.           Independent Contractor

Contractor is an independent contractor and is not an agent or employee of the Company.  The Contractor shall be solely responsible for payment of all taxes due and insurance, licenses and other fees resulting from income received from Company or from doing business.

Contractor shall indemnify and hold Company harmless against all liability and loss resulting from Contractor’s failure to pay all taxes fees imposed by the government under employment insurance, social security and income tax laws with regard to Contractor’s employees engaged in the performance of this Agreement.

7.           Ownership of Intellectual Property and Software

Any and all inventions, discoveries, developments, and innovations conceived by the Contractor during this engagement relative to the duties under this Agreement shall be the exclusive property of the Company; and the Contractor hereby assigns all rights, title, and interest in the same to the Company.

8.           Confidentiality

The Contractor acknowledges that during the engagement, the Contractor will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records, and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts, and procedures. The Contractor agrees that the Contractor will not disclose any of the aforesaid, directly or indirectly, or use any of them in any matter, either during the term of the Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Contractor or otherwise coming into the Contractor’s possession, shall remain the exclusive property of the Company.  The Contractor shall not retain any copies of the foregoing without the Company’s prior written permission.

9.           Nonwaiver

No waiver of any breach of this Agreement shall operate as a waiver of any similar subsequent breach or any breach of any other provision of this Agreement.

10.           Severability

If any provision of this Agreement is held invalid by a court of competent jurisdiction, that provision shall be severed from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.

11.           Assignments/Subcontracts

Neither party may assign this Agreement without the written consent of the other party, which shall not be unreasonably withheld. Contractor shall not subcontract any of the services without prior written consent of the Company.

12.           Governing Law

The interpretation of the terms and conditions shall be governed by the laws of the County of Orange, State of California. The performance of the services shall be in full compliance with the laws of the state in which the services are performed.

13.           Notice

All notices required to be given under this Agreement shall be in writing, signed by or on behalf of the party giving the same, and transmitted to the addresses shown below or such successor addresses as that party may specify by notice hereunder.

To Company:

AirTouch, Inc.
Attn: CFO
1401 Dove Street, Suite 330
Newport Beach, CA 92660
Telephone: (949) 825-6570
Facsimile: (949) 825-6578

To Contractor:

AirTouch Labs, Inc.
1401 Dove Street, Suite 330
Newport Beach, CA 92660
Telephone: (949) 825-6570

14.           Entire Agreement

Both parties acknowledge that they have read this Agreement and agree to be bound by its terms and further agree that it is the entire agreement between the parties hereto superseding all prior agreements, written or oral, relating to the subject matter hereof. No modification or waiver of any provision shall be binding unless in writing signed by the party against who such modification or waiver is sought to be enforced.

In witness whereof, Company and Contractor have executed this Agreement as of the date first written above.

AIRTOUCH, INC.		AIRTOUCH LABS, INC.
By:	/s/ Jerome S. Kaiser	By:	/s/ Hidekazu Nakama
Name:	Jerome S. Kaiser	Name:	Hidekazu Nakama
Title:	VP/CFO	Title:	CEO